Exhibit 99.1

RRD ANNOUNCES EXPIRATION OF ITS EXCHANGE OFFERS

AND CONSENT SOLICITATIONS

Chicago, June 17, 2020 — R.R. Donnelley & Sons Company (NYSE: RRD) (“RRD” or the “Company”) today announced the expiration of its previously announced offers to exchange (the “Exchange Offers”) up to $300 million aggregate principal amount (the “Maximum Exchange Amount”) of newly issued 8.250% senior notes maturing on July 1, 2027 (the “New Notes”) for outstanding notes of the series listed in the table below (together, the “Old Notes”).

The table below identifies the aggregate principal amount of each series of Old Notes validly tendered and not withdrawn in the Exchange Offers. Based on the amount of Old Notes tendered and in accordance with the terms of the Exchange Offers, the Company expects to accept all of the Old Notes for exchange, and approximately $245 million aggregate principal amount of New Notes is expected to be issued upon closing of the Exchange Offers.

Title of Old Notes Tendered	CUSIP Number / ISIN	Principal Amount of New Notes per $1,000 Principal Amount of Old Notes Tendered	Principal Amount of Old Notes Tendered(1)(2)
8.875% Debentures due April 15, 2021	257867AC5 / US257867AC53	$1,050.00	$3,282,000

7.875% Senior Notes due March 15, 2021	74978DAA2 / US74978DAA28	$1,050.00	$16,363,000

7.000% Senior Notes due February 15, 2022	257867AZ4 / US257867AZ49	$1,062.50	$25,801,000

6.500% Senior Notes due November 15, 2023	257867BA8 / US257867BA88	$990.00	$161,625,000

6.000% Senior Notes due April 1, 2024	257867BB6 / US257867BB61	$950.00	$39,105,000

(1)

The aggregate principal amounts of each series that have been validly tendered for exchange and not withdrawn, as of 11:59 p.m., New York City time, on June 16, 2020 (the “Expiration Time”), is based on information provided by Global Bondholder Services Corporation, the information agent and exchange agent, to RRD.

(2)	Includes the Supporting Holder Notes (as defined below).

The Exchange Offers expired at the Expiration Time, and tenders of the Old Notes may no longer be withdrawn. As of the Expiration Time, all conditions to the Exchange Offers were satisfied. RRD currently anticipates that the settlement date of the Exchange Offers will be June 18, 2020.

The Company has received the requisite consents from holders of a majority of the outstanding aggregate principal amount of the 6.500% Senior Notes due November 15, 2023 (the “2023 Notes”) to certain proposed amendments (the “Proposed Amendments”) to the indentures governing such notes (the “Old Notes Indentures”). The Proposed Amendments will eliminate substantially all of the restrictive covenants, modify covenants regarding mergers and consolidations, eliminate certain events of default, and modify or eliminate certain other provisions contained in the Old Notes Indentures. A supplemental indenture giving effect to the Proposed Amendments with respect to the 2023 Notes will be executed promptly following the Expiration Time.

A Registration Statement on Form S-4, including a prospectus and consent solicitation statement (the “Prospectus”), which is subject to change, relating to the issuance of the New Notes has been filed with the Securities and Exchange Commission (the “SEC”) (the “Registration Statement”) and has become effective. When issued, the New Notes will be registered under the Securities Act of 1933, as amended. The Exchange Offers were made only by and pursuant to the terms and subject to the conditions set forth in the Prospectus, which forms a part of the Registration Statement, and the information in this news release is qualified by reference to such Prospectus and the Registration Statement.

RRD entered into an agreement with the largest holder of its outstanding senior notes pursuant to which such holder and certain of its affiliates (collectively, the “Supporting Holder”) agreed to tender (and not withdraw) in the Exchange Offers and provide their consent to the Consent Solicitations with respect to all of the Supporting Holder’s Old Notes (the “Supporting Holder Notes”). The Supporting Holder has advised the Company that it tendered more than $110 million Supporting Holder Notes.

This news release does not constitute an offer or a solicitation of an offer to buy, nor shall there be any sale of securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With more than 50,000 clients and 36,400 employees across 29 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements contained in RRD’s filings with the SEC. RRD disclaims any obligation to update or revise any forward-looking statements.

Investor Contact

Johan Nystedt, Senior Vice President, Finance

Telephone:  630-322-7111

E-mail:  investor.info@rrd.com